Exhibit 99.1

CHAMPION ANNOUNCES EARNINGS FOR 3RD QUARTER AND FIRST NINE MONTHS OF 2006 PLUS DIVIDEND ANNOUNCEMENT

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced net income of $777,000 or $0.08 per share for the three months ended July 31, 2006. This represents an increase of over 100% from the same period in 2005, when the figure was $381,000 or $0.04 per share.

Net income for the nine months ended July 31, 2006 represented record earnings of $3,501,000 or $0.35 per share on a diluted basis and record core net income of $3,325,000 or $0.33 per share on a diluted basis. This compares to $547,000 or $0.06 per share for the same period in 2005 representing a 508% increase in core net income. Core net income does not include Hurricane Katrina-related insurance recoveries, net of expenses. The Company’s balance sheet reflected working capital of $26.1 million, book value per share of $4.37 and total shareholders equity of $43.3 million at July 31, 2006. During the first nine months of 2006 the Company had paid down approximately $3.8 million of debt on a net basis, invested approximately $1.4 million in property, plant and equipment, recorded non-cash investing and financing activities of approximately $1.2 million and recorded non-cash expenses associated with depreciation and amortization of approximately $3.1 million.

In addition, the Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on September 22, 2006, to shareholders of record on September 5, 2006.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our fiscal third quarter was our best third quarter in eight years, while our results for the nine months ended July 31, 2006 represented the best nine months in the Company’s history. Our sales growth for the third quarter of 2006 represented top line increases of approximately 7.0%. This is in line with our year to date sales growth of 8.0% which also reflected increases in both operating segments. As we enter the fourth quarter of 2006, our emphasis is threefold: (1) focus on operating at peak efficiency from a sales, production and operational perspective and implementing appropriate changes to achieve this objective, (2) identifying and executing supplemental revenue strategies and achieving greater close ratios within our existing infrastructure, and (3) seek additional acquisition candidates that complement our existing core business objectives. In short, we are going to place renewed emphasis on taking care of and running our core operations, identify mechanisms to provide additional support to our customers through our multiple product and service offerings and we will continue to seek disciplined acquisitions that make strategic and operational sense."

Revenues for the three months ended July 31, 2006 were $34.5 million compared to $32.3 million in the same period in 2005. This change represented an increase in revenues of $2.3 million or 7.0%. Revenues for the nine months ended July 31, 2006 increased to $108.2 million from $100.2 million in 2005. This change represented an increase in revenues of $8.0 million or 8.0%. The printing segment experienced a sales increase of $6.6 million, or 9.0%, while the office products and office furniture segment experienced an increase of $1.4 million, or 5.1%. Toney K. Adkins, President and Chief Operating Officer, noted, “Our sales growth occurred without corresponding growth in selling, general and administrative expenses (SG&A) costs which is representative of our disciplined approach to a combination of cost reductions and revenue enhancement initiatives. Our SG&A for the nine months ended July 31, 2006 dropped $900,000 and for the third quarter of 2006 decreased $100,000 while sales increased $8.0 million and $2.3 million for the comparable periods. The prior year was adversely impacted by approximately $800,000 in charges associated with various legal related issues during the first half and second quarter of 2005. It can be seen, however, that SG&A still reflected a decrease, when compared with 2005 after adjusting for the legal related issues, even though we have recorded substantial growth in sales and gross margin dollars.”

Mr. Reynolds concluded, “We are not where we want to be, but we are improving. We have numerous sales and growth opportunities which need to be leveraged specifically within our existing customer network and within our existing direct sales force. In addition, we have additional SG&A cost initiatives to be implemented along with additional production efficiencies. Each of our initiatives are in various stages ranging from identification, analysis, implementation and ultimately to results. There are changes which can happen overnight but for the most part change takes time and a systematic rational approach. We are striving for continuous improvement and look forward to the opportunities and challenges for the remainder of 2006 and the future.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphics (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2006	2005	2006	2005
Printing	$25,152,000	$23,770,000	$79,160,000	$72,591,000
Office products & office furniture	9,358,000	8,485,000	29,063,000	27,656,000
Total revenues	$34,510,000	$32,255,000	$108,223,000	$100,247,000

Net income	$777,000	$381,000	$3,501,000	$547,000

Per share data:
Net income
Basic	$0.08	$0.04	$0.36	$0.06
Diluted	$0.08	$0.04	$0.35	$0.06

Weighted average shares outstanding:
Basic	9,865,000	9,734,000	9,786,000	9,734,000
Diluted	10,089,000	9,812,000	9,956,000	9,806,000

The following table is a reconciliation of net income as reported to core net income, which is defined as GAAP net income adjusted for insurance recoveries, net of expenses associated with Hurricane Katrina. The Company believes that events associated with Hurricane Katrina require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly financial statements more useful to investors.

	Three Months Ended July 31,		Nine MonthsEnded July 31,
	2006	2005	2006	2005
Net income	$777,000	$381,000	$3,501,000	$547,000
Insurance recoveries, net of expenses	-	-	176,000	-
Core net income	$777,000	$381,000	$3,325,000	$547,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492